Exhibit 99.1

NEWS RELEASE

Contacts:

Main Street Capital Corporation

Dwayne L. Hyzak, CFO and Senior Managing Director

dhyzak@mainstcapital.com

713-350-6000

Dennard • Lascar Associates, LLC

Ken Dennard / ken@dennardlascar.com

Ben Burnham / ben@dennardlascar.com

773-599-3745

Main Street Closes $445 Million Five-Year Credit Facility

HOUSTON, October 1, 2013 — Main Street Capital Corporation (NYSE: MAIN) (“Main Street”) announced today the closing of a $445 million, five-year amended and restated credit facility (the “Credit Facility”) that provides Main Street with expanded and longer term financing capacity to support its future investment and operational activities. The recently closed Credit Facility provides several benefits to Main Street, including (i) an expansion of the total committed facility size to $445 million, including commitment increases by three existing lenders in the facility and the addition of two new lender relationships, which further diversifies the Main Street lending group under the Credit Facility to a total of thirteen participants, (ii) an extension of the final maturity to five years, with the facility fully revolving for the entire five-year term, and (iii) reduced LIBOR interest rate pricing and reduced unused commitment fees.

The amended Credit Facility also contains an upsized accordion feature that allows for an increase in total commitments under the facility to up to $500 million from new and existing lenders on the same terms and conditions as the existing commitments, and has a maturity date of September 27, 2018. In addition, Main Street continues to maintain two, one-year extension options under the amended Credit Facility which could extend the final maturity of the Credit Facility for up to two additional years.  Borrowings under the Credit Facility bear interest, subject to Main Street’s election, on a per annum basis equal to (i) the applicable LIBOR rate plus 2.25% or (ii) the applicable base rate plus 1.25%. Main Street will pay unused commitment fees of 0.25% per annum on the average unused lender commitments under the Credit Facility.  Main Street currently has $166 million of outstanding debt under the Credit Facility.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street’s portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors.  Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one stop” financing alternatives within its lower middle market portfolio.  Main Street’s lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street’s middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

Main Street’s common stock trades on the New York Stock Exchange (“NYSE”) under the symbol “MAIN.”  In addition, Main Street has outstanding 6.125% Notes due 2023, which trade on the NYSE under the symbol “MSCA.”

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